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                                                                    EXHIBIT 10.1

                            CHECKPOINT SYSTEMS, INC.
                                 2000 BONUS PLAN

For 2000 the Board of Directors approved the 2000 Bonus Plan. The 2000 Bonus Plan provides for a Bonus Pool to be formed when earnings per share ("EPS") increases over a defined target. The Bonus Pool is then apportioned among four
(4) groups of employees; corporate officers; vice presidents, middle management and front line employees. Each group has a targeted bonus percentage assigned which is adjusted, depending on the percentage increase or decrease over the targeted EPS growth. Other than for Messrs. Dowd, Reilly, Smith and Burns, whose bonuses are determined solely on the basis of financial performance of the Company, all participants will have a percentage of their bonuses determined by individual performance. No Bonus Pool will be formed unless 2000 EPS attains a specified level. The specified minimum target for EPS was not attained for the fiscal year 2000 and therefore no bonuses were paid. No discretionary bonuses were paid for the fiscal year 2000.